EXHIBIT 99.1

On May 25, 2017, inTEST Corporation held a conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Good morning and welcome to the inTEST Corporation Acquisition of Ambrell Corporation Conference Call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session. At that time, if you have a question, you will need to press star-1 on your pushbutton phone. As a reminder, this conference is being recorded today. A replay will be accessible at www.intest.com. I would now like to turn the call over to inTEST's Investor Relations Consultant, Laura Guerrant. You may go ahead ma'am.

Laura Guerrant:

Thank you, Paula and thank you for joining us this morning. Yesterday after the market close, inTEST announced the acquisition of Ambrell Corporation. A copy of the press release can be obtained on inTEST's website www.intest.com. Today's call will include remarks by inTEST's Chairman, President and CEO, Robert Matthiessen, Hugh Regan, Treasurer and Chief Financial Officer and Jim Pelrin, Executive Vice President and Chief Operating Officer. We will open the floor for a question-and-answer session following the prepared remarks.

Before we begin the formal remarks, the company's Attorneys advice that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, our ability to successfully integrate acquired operations into our existing businesses; changes in business conditions and the economy; changes in the demand for semiconductors; changes in the rates of and timing of capital expenditures by our customers; the success of our strategy to diversify our business by entering markets outside the semiconductor or ATE markets; progress of product development programs; increases in raw material and fabrication costs associated with our products, and other risk factors set forth from time to time in the company's SEC filings, including, but not limited to, inTEST's periodic reports on Form 10-K and Form 10-Q. The company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated or anticipated events.

And with that, let me now turn the call over to Bob Matthiessen. Please go ahead, Bob.

Robert Matthiessen:

And welcome to our conference call to discuss our acquisition of Ambrell Corporation. We are very pleased to welcome the Ambrell team to inTEST and excited about the combination of the two organizations as we add Ambrell's products and technologies to our portfolio of leading edge products. Ambrell estimates that the global market for induction heating manufacturing solutions is greater than $400 million and its systems are diversified across industries, applications and geographies. Primary markets for their solutions include automotive, aerospace, machinery, wire and fasteners, medical, semiconductor, food and beverage and packaging. Ambrell has a global reach for sales services and application consulting through offices in the U.S., England and the Netherlands and certified partners throughout the Asia-Pacific region and Eastern Europe. We expect Ambrell to contribute between $20 million and $25 million annually and the acquisition is expected to be accretive in the third quarter of 2017. It complements our current thermal technologies broadening our position in industrial markets with a diverse customer base and a broader manufacturing space including a number of emerging markets. This transaction increases our capabilities and reach and the value proposition benefiting our customers while advancing our strategy of expanding our presence in new markets across the technology landscape, further growing and transforming inTEST's Corporation into a broad-based thermal solutions company, while continuing to supply our valued customers in the semiconductor test arena.

Now let me turn the call over to Jim Pelrin, who by the way has recently added Chief Operating Officer to his title. Jim?

Jim Pelrin:

Thank you, Bob. And let me reiterate how excited we are with this transaction. We look forward to leveraging Ambrell's leading position in precision induction heating systems and their considerable application and engineering experience. The systems are used to conduct fast efficient repeatable non-contact heating of metals and other electrically conductive materials to transform raw materials into finished product. Ambrell's products are widely recognized for delivering engineered solutions to end users, systems integrators, OEMs and for a wide range of manufacturing environments. The acquisition provides broad thermal solutions to a customer base with diverse application requirements in manufacturing and product development. The addition of Ambrell adds a solutions oriented company with world renowned application services enabling customers to overcome pressing challenges and meet their production and product development goals. Additionally, the acquisition brings synergies in software development, engineering and manufacturing to the Thermal Products segment and quite notably significantly lessens our dependence on the semiconductor market enabling us to achieve our goal of 50% revenue diversified outside of semi.

I'd like to now turn the call over to Hugh Regan. Hugh?

Hugh Regan:

Thanks Jim. Let me highlight the key financial aspects of the Ambrell Corporation acquisition. Yesterday, we closed the transaction to acquire 100% of the capital stock of Ambrell Corporation. The purchase price was $22 million paid in cash. This amount is subject to post-closing working capital adjustment where we expect to pay approximately $165,000 in additional consideration. In addition, we purchased all foreign and certain domestic cash accounts held by Ambrell for an additional $578,000 paid at closing. We expect to pay additional consideration of up to $18 million in the form of additional earn out based on the multiple of eight times Ambrell's adjusted EBITDA achieved for calendar years 2017 and 2018.

Ambrell Corporation is on track to achieve 2017 net revenues of between $21 million and $23 million and in 2016, Ambrell's net revenues were $20.2 million. Ambrell is profitable and is expected to be accretive to our consolidated results beginning in the third quarter of 2017. We expect to record transaction related expenses in the second quarter of approximately $750,000 in connection with the closing of this acquisition. We will provide more details on Ambrell including the impact to our gross and operating margins in our August earnings conference call.

Total cash used to close the acquisition was $22.8 million and after closing inTEST's consolidated cash is approximately $7.8 million.

Operator, that concludes our formal remarks, we can now take questions.

Operator:

The floor is now open for your questions. If you'd like to ask a question at this time, simply press star followed by the 1 on your telephone keypad. Again, that's star one. If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key.

Laura Guerrant-Oiye:

Paula if we don't have any questions in queue, I have gotten some sent in in advance, so why don't we start with those? I will start with the first one that came in. Congratulations on the acquisition. I missed your opening remarks. What do you see as the single most compelling aspect of this transaction?

Robert Matthiessen:

This is Bob. Let me answer that. Actually there isn't just one, let's start with Ambrell is profitable and we expect that it will contribute $20 million to $25 million in annual net revenue. It will be accretive beginning in Q3 and it significantly lessens our dependence on the semiconductor market bringing us to our goal of 50% revenue diversification outside of semis. I think that's pretty compelling.

Laura Guerrant-Oiye:

OK. Amen. You have mentioned synergies specific to your thermal segment. Can you elaborate on that? Is there anything beyond thermal?

Jim Pelrin:

This is Jim and I will take that question. Yes. As we said, manufacturing, engineering, software development, these are all things that are very strong in our Thermal segment presently and we believe when it's also strong within Ambrell and we believe that there are synergies with the two groups working together in the future. But beyond that, and this really wasn't mentioned in our remarks and frankly should have been, is that there is an opportunity for some synergies on the sales from where Ambrell is very entrenched in the industrial market and some of thermal's existing products are geared towards the industrial market, specifically their chiller product line, and I see the potential for opening some doors there, as well as some doors perhaps in some of these production test applications that might occur.

Laura Guerrant-Oiye:

Great thank you. Hugh we got a question - can you discuss the relative profitability of Ambrell versus inTEST itself? And can you shed any light on the range of outcomes and what it would take to reach the full earn-out goals?

Hugh Regan:

Yes Laura. Let me talk first about the gross margin. inTEST's gross margins are in the upper 40s to low 50s. Ambrell's margins are slightly less robust than ours, but still quite strong. Their current margins are in the mid-40s and we expect them to achieve margins in the upper 40s towards the latter part of this year. We are reticent at this point to provide an operating margin simply because we've not completed our purchase price allocation yet and don't know the impact of goodwill amortization, but clearly the company is profitable.

The second aspect of the question that you asked, the achievement of earn-out goals. We anticipate the earn-out is up to another $18 million over these two years and clearly based upon the revenues that we've described the $20 million to $25 million, we would expect an earn out not at the full level of $40 million. However Ambrell could do significantly better than we currently estimate and therefore the opportunity to achieve that full earn out is there in 2018 and if it were to be achieved, it would be very good for the company clearly because it would be an indication of a very strong EBITDA. I mean eight times on that side is a reasonable multiple and if we're able to achieve that, we've had a strong run for the company.

Laura Guerrant-Oiye:

That's great. I have couple of more questions that came in and I think these are actually combined. Where do you expect headcount to be and what management from Ambrell do you expect to retain? Who from Ambrell will be overseeing operations for inTEST?

Robert Matthiessen:

I think that is for you, Jim.

Jim Pelrin:

Well as far as headcount, the total headcount within inTEST Corporation will now be around 223 employees. We are retaining the entire Ambrell's staff. Tony Mazzullo is the President of Ambrell. He was hired several years ago by the PEG that owned Ambrell to transform it from a family run company to a professional company, which he's done a great job at, and that's why we are purchasing it at this time.

Hugh Regan:

And Laura that reminds me. One follow-up I'd like to make to the question earlier, and Jim's comment reminded me about that - how Ambrell has been through a transition more recently. We will be filing Ambrell's historical financial statements within 75 days and one thing investors will see when we file those is that the private equity firm that bought Ambrell brought in Tony and the management team that have done a fantastic job of transforming this company. And we have bought Ambrell just as it's hitting on all cylinders, one might say, and really beginning to achieve profitability. Ambrell's EBITDA has basically been break-even more recently. It's adjusted EBITDA is positive. But as we move into the second half of this year, we expect Ambrell to do quite well. So it's quite a nice story and it's a tribute to what Tony and his team have done to turn this into a success story.

Laura Guerrant-Oiye:

Great. Go ahead Paula.

Operator:

I'm sorry I just want to let you know you do have a question from the line of Michael Bertz of Kennedy Capital.

Michael Bertz:

Good morning everybody. Thank you for taking the question, I think I'd just like to follow up Hugh on your comments particularly pertaining to the relative profitability and the earn-out and so I will make sure I have this clear.

So it sounds like the earn-out targets are really built on the ability to produce the EBITDA dollars, which - and actually, by the last comments you had little bit incumbent on getting the revenue a little bit higher and just leveraging that down. Do I have that right, and is it really built on that? Or is there a revenue component into the earn-out as well?

Hugh Regan:

No there is not a revenue component, it is an eight times adjusted EBITDA multiple. So clearly, revenue needs to do a little bit better than the $25 million that we forecast to hit that $40 million upper end target, but there is that opportunity and Tony and his team are trying for it. But you are correct Mike, it's based on EBITDA and based upon the range that we've given at this point, we would not see the full $40 million being paid out based upon that revenue range.

Michael Bertz:

Understood. So if I was to pin you down on the numerical ranges I know you haven't completed all the analysis yet but if I was to assume some level of reasonable success that would imply a significant EBITDA improvement from the roughly little bit better than breakeven that you have right now for the acquired business obviously it's accretive but you're expecting some improvement you know over the next 18 months or so?

Hugh Regan:

Very much, very much so.

Jim Pelrin:

This is Jim. If I may add the opportunity for the homerun, as Hugh has put it, comes from the fact that Ambrell is really at the fundamentals of a couple of emerging markets. And if those markets explode faster than expected, then a full earn-out could be achieved. Specifically they are very involved in the electric car manufacturing market, as well as a push across every industry to remove flame from the factory floor for a variety of reasons. So if these things really pick up momentum then the full earn-out could indeed be realized.

Michael Bertz

Great, thanks for the additional color.

Hugh Regan

You're welcome Michael.

Operator

You have a question from the line of George Melas of MKH Management.

George Melas

Good morning guys. Congratulations on completing the acquisition. Hugh just a question. You mentioned eight times EBITDA. I just want to understand what this mean. Does this mean that 22 plus 18 is 40; so if they reach $5 million in EBITDA then it's full earn-out? Is that the simple math of it?

Hugh Regan

You bet. That is the simple math of it. Very good George.

George Melas

See, I'm good at math, right?

Hugh Regan

Yes you are good at math. And it is adjusted EBITDA. I just want to let you know, it is EBITDA adjusted for non-recurring type transactions.

George Melas

Okay, great. And then maybe that's more for Jim. Jim the Ambrell solution is actually used on the manufacturing floor during the manufacturing process. It's not a testing product, is that right?

Jim Pelrin

No it's not. It's actually used on the manufacturing floor to help with the entire manufacturing process. For example, in the electric car industry, the leading electric car manufacturer uses it to heat fit all the axles to the electric motors for each of the four wheels. So they use induction heating to expand it and then as it cools it shrinks around the axle because they don't want any fasteners because of balance problems and other things. That is just one example but they are all used on the manufacturing floor.

George Melas

Okay and then in their revenue. Is there an element of recurring revenue or do they just sort of sell machines and they are pretty much done?

Jim Pelrin

They have about $2 million of parts and service in their current revenue stream, and that's part of the actual element that does the heating that attaches to their power source is configured specifically for the application. So that's a recurring revenue stream for them.

Hugh Regan

And George I will add, this is Hugh, that is consistent with us about 10% of our consolidated revenue is service annually. One of the things we learned in this acquisition is Ambrell and inTEST had significant similarities that's why bringing the two companies together made such tremendous sense.

George Melas

Okay, okay and then just a final question. Would Ambrell be a better company within inTEST? I mean is there certain markets that you can open for them? Is there certain technology that you can share with them that would make them a stronger company? Or is it going to be largely run sort of very separately?

Jim Pelrin

Well it's going to be largely run separately. As we have said, there are some synergies, but we view Ambrell as the first step in increasing our platform in heating technology.

George Melas

Okay, thank you.

Hugh Regan

Thank you, George.

Operator

At this time, there are no further questions. I will now hand the floor back over to Robert Matthiessen for any additional or closing remarks.

Robert Matthiessen

Okay, thank you for your interest in inTEST. As always we look forward to seeing many of you at the LD Micro Conference in Los Angeles on June 6th and at the CEO Summit at SEMICON West on July 12 at San Francisco and to updating you on our progress when we report our second quarter results in August, good morning.

[Operator closing remarks omitted]